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                                 April 26, 1999

Midwest Medical Insurance Holding Company
6600 France Avenue South, Suite 245
Minneapolis, Minnesota  55435-1891

Ladies and Gentlemen:

You have requested our opinion with regard to the legality of the proposed offering by Midwest Medical Insurance Holding Company (the "Company") of up to 20,000 shares of the Company's Class A common stock to be issued in the two years following May 1, 1999 to insureds of its wholly owned subsidiary, Midwest Medical Insurance Company, pursuant to a registration statement on Form S-1 filed under Securities and Exchange Commission Rule 415.

We have examined the Restated Articles of Incorporation of the Company, the Amended Bylaws of the Company, the minutes of all meetings of the directors of the Company in which any action was taken pertaining to the issuance of the shares to be registered, the Registration Statement on Form S-1, all amendments to the Registration Statement, and other matters deemed relevant by us.

Based upon examination of the foregoing documents and questions of law as we have deemed applicable, we are of the following opinion:

      1. That the Company is a corporation duly organized and existing under the laws of the State of Minnesota.

      2. That the shares to be offered by the Company in connection with the proposed offering, when issued upon the terms and in the manner set forth in the Registration Statement and related prospectus, will by duly authorized, legally issued, fully paid and non-assessable share of the Company's Class A common stock.

We hereby consent to the inclusion of this letter as part of the Registration Statement referred to above, and any amendments thereto, and the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Best & Flanagan LLP
                                            By Ross C. Formell, partner